FORM 4                             OMB APPROVAL
                                   OMB Number:  3235-0287
[  ] Check this box if no longer   Expires:  September 30, 1998
     subject to Section 16.        Estimated average burden
     Form 4 or Form 5 obligations hours per response . . . 0.5 may continue. See Instruc-tion 1(b).

                               - NEW -
          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person

     MacDonald           Robert              R.
     (Last)              (First)             (Middle)

     550 Alameda Street
     (Street)

     Sante Fe       New Mexico     87501
     (City)         (State)        (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Level 8 Systems, Inc. (LVEL)

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

4.   Statement for Month/Year
     May 1997

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)
     _X_ Director                  ___ 10% Owner
     __ Officer (give title below) ___ Other (specify below)



FORM 4 (continued)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     _X_ Form filed by One Reporting Person
     ___ Form filed by More than One Reporting Person

Table I --     Non-Derivative Securities Acquired, Disposed of,
               or Beneficially owned

1.   Title of Security (Instr. 3)
     Common Stock
     Common Stock

2.   Transaction Date(Month/Day/Year)
     5/8/97
     5/8/97

3.   Transaction Code (Instr. 8)
     Code                V
     M
     F

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and
     5)

     Amount              (A) or (D)          Price
     58,610              A                   $6.60
     29,756              D                   $13.00

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)
       (blank line intentionally inserted)
        76,823

6.   Ownership Form:  Direct (D) or Indirect (I)(Instr. 4)
     (blank line intentionally inserted)
     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
* If the form is filed by more than one reporting person, see
Instructions 4(b)(v)



                                                  SEC 1474 (7-96)

FORM 4 (continued)

Table II --    Derivative Securities Acquired, Disposed of, or
               Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative Security (Instr. 3)
     Employee Stock Option (Right to Buy)

2.   Conversion or Exercise Price of Derivative Security
     $6.60

3.   Transaction Date (Month/Day/Year)
     5/8/97

4.   Transaction Code (Instr. 8)
     Code                V
     M

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D) (Instr. 3, 4, and 5)
     (A)            (D)
                    58,610

6.   Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable                   Expiration Date
     7/96                               7/05

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title                    Amount or Number of Shares
     Common Stock              58,610

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instr. 4)
     None

10.  Ownership Form of Derivative Security:  Direct (D) or Indirect
     (I) (Instr. 4)

11.  Nature of Indirect Beneficial Ownership (Instr. 4)





                                                  SEC 1474 (7-96)

FORM 4 (continued)


               /s/ Robert R. MacDonald                 6/2/97
               **Signature of Reporting Person         Date

 Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
               If space provided is insufficient, see Instruction
               6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.